Exhibit 10.24

FIRST AMENDMENT
TO THE
ENVISTA HOLDINGS CORPORATION SAVINGS PLAN
This is the First Amendment to the Envista Holdings Corporation Savings Plan (the “Plan”), as last amended and restated, generally effective as of January 1, 2026. Pursuant to Section 9.1 of the Plan, the Global Benefits Committee of Envista Holdings Corporation (the “Committee”) has reserved unto itself the right to amend the Plan. The Committee desires to amend the Plan, effective as of the dates provided below, to reflect certain administrative changes, the freeze and sunsetting of the Envista Stock Fund investment, implementation of changes to allow increased catch-up contributions by eligible participants, and implementing changes in law requiring certain participants to make catch-up contributions on a Roth basis. Accordingly, pursuant to Section 9.1 of the Plan, the Committee hereby amends the Plan in following particulars:
1.
Amend Section 1.7(b) of the Plan by deleting such language and substituting the following therefore, effective as of January 1, 2026:
“(b) [Intentionally left blank],”
2.
Amend Section 1.18(b) of the Plan by deleting such section in its entirety and substituting the following therefore, effective as of January 1, 2026:
“(b) [Intentionally left blank].”
3.
Amend Section 1.21 of the Plan by adding the following language at the end, effective as of January 1, 2026:
“On and after January 1, 2026, no Discretionary Employer Contributions shall be made with respect to service or Basic Compensation earned after December 31, 2025.”
4.
Amend Section 1.22 of the Plan by deleting such section in its entirety and substituting the following therefore, effective as of January 1, 2026:
“1.22    [Intentionally left blank.]”
5.

Add a new Section 2.3(c) to the Plan to read as follows, effective as of January 1, 2026:
“(c)    On and after January 1, 2026, no Employee shall be an Eligible Participant with respect to Discretionary Employer Contributions.”
6.
Amend Section 3.1 of the Plan by deleting such section in its entirety and substituting the following therefore, effective as of January 1, 2026:
“3.1    Unilateral Employer Contributions. The Plan Sponsor, in its sole discretion, shall determine if a Unilateral Employer Contribution shall be made to Eligible Participants for the Plan Year. An Eligible Participant must be employed on the last day of the Plan Year to receive a Unilateral Employee Contribution, if it is made for such Plan Year. If a Unilateral Employer Contribution is made for the Plan Year, the amount of the contribution for each Eligible Participant shall equal a percentage (determined by the Plan Sponsor for the Eligible Participants) of the respective Eligible Participant’s Basic Compensation for the Plan Year.”
7.
Amend Section 3.2 of the Plan by deleting such section in its entirety and substituting the following therefore, effective as of January 1, 2026:
“3.2    [Intentionally left blank.]”
8.
Amend Section 4.2 of the Plan by deleting such section in its entirety and substituting the following therefore, effective as of January 1, 2026:
“4.2    [Intentionally left blank.]”
9.
Amend Section 4.7 of the Plan by adding the following language at the end, effective as of January 1, 2026:
“With respect to Plan Years beginning on and after January 1, 2026, no Forfeitures shall be allocated to Eligible Participants’ Accounts as Discretionary Employer Contributions.”
10.
Amend Section 4.9(d) of the Plan by adding the following language at the end, effective as of November 18, 2025:
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“Effective as of November 18, 2025, no contributions, loan repayments, investment exchanges, or other amounts shall be invested in the Employer Stock fund. The 401(k) Committee is responsible for liquidating the Employer Stock fund in accordance with the terms of the Plan and its responsibilities under ERISA, which shall be done during the second half of the 2026 Plan Year. During such liquidation period, the 401(k) Committee shall manage the orderly disposition of all shares of Employer Stock. As soon as reasonably practicable following the liquidation of the Employer Stock fund, the proceeds shall be allocated in accordance with administrative procedures established for the Plan for this purpose to the accounts of Participants and Beneficiaries in proportion to their holdings in the Employer Stock fund on the date of liquidation. Such allocated amounts shall be processed as an investment exchange into the qualified default investment alternative consistent with each such Participant’s or Beneficiary’s age and hypothetical retirement date, and (along with earnings and losses thereon) shall continue to be so invested until such time as the Participant or Beneficiary makes an investment exchange or such amounts are distributed, withdrawn, borrowed or forfeited in accordance with the terms of the Plan.
The 401(k) Committee shall, in its sole discretion: (i), determine the timing and manner of liquidating the Employer Stock fund consistent with the terms of the Plan or as may be required by a fiduciary under ERISA, (ii) direct that the proceeds from any liquidation of Employer Stock be invested on a temporary basis in the default investment option otherwise provided under the Plan, (iii) suspend or prohibit the transfer of Participant account balances out of the Employer Stock fund during any period in which such fund is in the process of being liquidated, and (iv) take such other actions consistent with the Plan and ERISA to effectuate the liquidation of the Employer Stock fund.”
11.
Amend Section 4.9(e) of the Plan by adding the following sentence at the end, effective November 18, 2025:
“On and after the liquidation of the Employer Stock fund as described in Section 4.9(d), no amounts shall be invested in the Envista Stock Fund.”
12.
Amend Section 12.2(h) of the Plan by adding the following language at the end, effective as of January 1, 2026:
“For taxable years after 2025, each Catch-up Eligible Participant who attains age 60 during such taxable year but who does not attain age 64 before the close of the taxable year shall have an Applicable Dollar Catch-up Limit equal to the greater of: (i) 10,000, and (ii) 150% of the limit under Code Section 414(v)(2)(B)(i) in 2024 without regard to the parenthetical. Such amounts shall be adjusted for cost of living adjustments pursuant to Code Section 414(v)(2)(C).”

13.
Add a new Section 12.6 to the Plan to read as follows, effective as of January 1, 2026:
“12.6    Roth Treatment of Catch-up Contributions for Certain Highly Compensated Employees. A Catch-Up Eligible Participant whose wages (as defined under Code Section 3121(a)) for the preceding year from the Employer exceeds $145,000 (subject to cost of living adjustments pursuant to Code Section 414(v)(7)(E)) shall make Catch-up Contributions as Roth 401(k) Contributions, in accordance with regulations and applicable guidance.”

14.
Amend Section A-1.5(B) of the Plan by deleting such section in its entirety and substituting the following therefore, effective as of January 1, 2026:
“(b)    [Intentionally left blank.]”
15.
Amend Section A-1.8 of the Plan by deleting such section in its entirety and substituting the following therefore, effective as of January 1, 2026:
    “1.8    Roth Contributions
A Sybron Employee shall be eligible to make Roth 401(k) Contributions.”
16.
All other parts of the Plan not inconsistent herewith are hereby ratified and confirmed.

IN WITNESS WHEREOF, the Committee has caused this First Amendment to the Plan to be executed by a duly authorized member, as of the date signed by the member, as set forth below.

GLOBAL BENEFITS COMMITTEE
By: /s/ Tony Bousquette
Date: 10-17-2025

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